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                                                            OMB APPROVAL
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                            UNITED STATES
                                                             OMB Number:
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                 SECURITIES AND EXCHANGE COMMISSION
                                                              Expires:
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                       WASHINGTON, D.C. 20549
                                                          Estimated average
                                                            burden hours
                                                          per response ..2.50
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                             FORM 12B-25
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                                                        SEC FILE NUMBER

                                                            0-32583
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                                                         CUSIP NUMBER
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                           NOTIFICATION OF LATE FILING

(Check One): [X] Form 10-K [ ] Form 20-F [ ] Form 11-K
             [ ] Form 10-Q [ ] Form N-SAR

                       For Period Ended: December 31, 2001

                            -------------------------

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

              For the Transition Period Ended: ___________________

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NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

Universal Equity Partners, Inc.
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Full Name of Registrant

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Former Name if Applicable

1666 NE 194 Street
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Address of Principal Executive Office
 (Street and Number)

N. Miami Beach, Florida 33179
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City, State and Zip Code

PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                 (a) The reasons described in reasonable detail in Part III of
[X] this form could not be eliminated without unreasonable effort or expense;

                 (b) The subject annual report, semi-annual report, transition
[X] report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth; and

                 (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

Universal Equity Partners, Inc. (the "Company") incurred a change of control earlier this year and has not yet commenced its business operations. Because of its limited staff the Company needs an extension of time to file its Form 10-KSB. The Company expects to file its Form 10-KSB on or before April 16, 2002.

PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         George Wainer                           (305) 266-3029
         -------------                           --------------
            (Name)                        (Area Code)(Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). |X|Yes No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
     Yes   |X| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                         Universal Equity Partners, Inc.
                         -------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     April 2, 2002                          By: /s/George Wainer
    -------------------------                   ---------------------
                                                George Wainer, President


                                    ATTENTION
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INTERNATIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
VIOLATIONS (SEE 18 U.S.C. 1001).
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